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                                                                    EXHIBIT 21.2

Subsidiaries of Haights Cross Operating Company

      Subsidiary Name             State of Incorporation   Date of Incorporation
--------------------------------  ----------------------   ---------------------
Sundance/Newbridge Educational          Delaware             June 19, 1998
Publishing, LLC
Triumph Learning, LLC                   Delaware             November 10, 1999
Recorded Books, LLC                     Delaware             September 7, 1999
Chelsea House Publishers, LLC           Delaware             November 12, 1999
Oakstone Publishing, LLC                Delaware             February 12, 1997
The Coriolis Group, LLC                 Delaware             December 18, 1998
Options Publishing, LLC                 Delaware             November 30, 2004
WF Howes Limited                        United Kingdom       November 5, 1998